Colfax Promotes Dan Pryor to EVP, Strategy and Business Development

Fulton, MD (July 29, 2013) -- Colfax Corporation ("Colfax") (NYSE: CFX), a leading global manufacturer of gas- and fluid-handling and fabrication technology products today announced that Daniel A. Pryor has been promoted to Executive Vice President of Strategy and Business Development.
Mr. Pryor joined Colfax in January 2011 and was integral to the strategic plan and development process that led to the acquisition of Charter International, which created our fabrication technology platform and expanded our fluid handling platform into air- and gas-related applications. The successful integration of Charter, as well as several follow-on acquisitions, grew Colfax from $542 million of sales in 2010 to $3.9 billion in 2012. Mr. Pryor has extensive business development experience in the industrial sector. He came to Colfax from The Carlyle Group, where he was a Partner and Managing Director focused on industrial leveraged buyouts and led the acquisitions of numerous portfolio companies and follow-on transactions. Prior to Carlyle, Mr. Pryor spent eleven years at Danaher Corporation where he played a key role leading Danaher's entry into the medical technology and product identification markets. During his tenure at Danaher, Mr. Pryor also served in a number of general management positions. Mr. Pryor earned his MBA from Harvard Business School and his BA in Economics from Williams College.
Steve Simms, President and Chief Executive Officer of Colfax, stated, “As a member of the Colfax Leadership Team, Dan has played an instrumental role in shaping today's Colfax. Dan's leadership of our strategic planning and business development process has been exceptional and a key reason for our success as a corporation. This promotion is in recognition of Dan's contribution to the business on so many different fronts.”

ABOUT COLFAX CORPORATION - Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2012 Annual Report on Form 10-K under the caption "Risk Factors." In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.
The term "Colfax" in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Investor Contact:
Farand Pawlak
Colfax Corporation
Director, Investor Relations
(301) 323-9054
farand.pawlak@colfaxcorp.com